UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2023
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THE HAIN CELESTIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

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Delaware	0-22818	22-3240619
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4600 Sleepytime Drive, Boulder, CO 80301
(Address of principal executive offices)

Registrant’s telephone number, including area code: (516) 587-5000

1111 Marcus Avenue, Lake Success, NY 11042
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	HAIN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 20, 2023, the Board of Directors (the “Board”) of The Hain Celestial Group, Inc. (the “Company”) appointed Michael J. Ragusa as Senior Vice President, Chief Accounting Officer and as the Company’s principal accounting officer.

Prior to joining the Company, Mr. Ragusa, age 47, served as Chief Accounting Officer and Controller of The Livekindly Company, Inc., a multinational, plant-based food manufacturing company, from August 2020 to March 2023. Prior to Livekindly, he served as Chief Accounting Officer of Cole Haan, Inc., a retail footwear and lifestyle accessories company, from August 2019 to June 2020. Prior to Cole Haan, Mr. Ragusa served as Chief Accounting Officer of TerraForm Power, Inc., a multinational renewable power company, from August 2018 to August 2019, after serving as Vice President, Controller of TerraForm Power from February 2018 to July 2018. Prior to TerraForm Power, Mr. Ragusa served in various financial leadership roles at Kate Spade & Company, a New York-based fashion retail company, from 2009 to 2017. Mr. Ragusa is a Certified Public Accountant and a Chartered Global Management Accountant.

In connection with his hiring, the Company and Mr. Ragusa entered into an offer letter that provides for (i) an annual base salary of $340,000 and (ii) eligibility to earn an annual bonus under the Company’s Annual Incentive Plan (“AIP”) with a target payout of 40% of his annual base salary, with the actual AIP payout being subject to the terms and conditions adopted by the Compensation Committee (the “Compensation Committee”) of the Board. For fiscal year 2023, Mr. Ragusa’s bonus opportunity under the AIP will be prorated based on his time employed during fiscal year 2023.

Mr. Ragusa will also be eligible to participate in the Company’s Long Term Incentive Program (“LTIP”) under the Company’s 2022 Long Term Incentive and Stock Award Plan (the “Plan”), subject to the terms and conditions adopted by the Compensation Committee. With respect to fiscal year 2023, Mr. Ragusa will receive an award under the 2023-2025 LTIP comprising a number of shares of the Company’s common stock, $.01 par value per share (“Common Stock”), having a Target Value (as defined below) of $200,000 (assuming target-level performance for performance share units (“PSUs”) as set forth below), prorated based on the number of days from Mr. Ragusa’s start date to the end of fiscal year 2023. “Target Value” refers to the value of such award calculated based on the average closing price of the Common Stock during the 20-trading day period ending on the trading day prior to Mr. Ragusa’s start date multiplied by the number of shares covered by such award (assuming target-level performance in the case of PSUs). Such 2023-2025 LTIP award will consist of (i) awards of PSUs (40% of the prorated Target Value), with two-thirds (2/3) of the PSUs tied to relative total shareholder return and one-third (1/3) of the PSUs tied to absolute total shareholder return, in each case over the three-year performance period beginning on September 7, 2022 and ending on September 6, 2025 and with the same performance goals and beginning stock price as those applicable to PSUs granted to other participants in fiscal year 2023 under the 2023-2025 LTIP, and (ii) an award of restricted share units (“RSUs”) (60% of the prorated Target Value). The PSUs will vest, if at all, on September 6, 2025 if the performance criteria are met, while the RSUs will vest in one-third (1/3) installments on each of September 6, 2023, 2024 and 2025, in each case subject to Mr. Ragusa’s continued employment with the Company and certain customary accelerated vesting terms upon specified terminations. Beginning in fiscal year 2024, Mr. Ragusa will be eligible to receive LTIP awards under the Plan as determined by the Compensation Committee.

In the event Mr. Ragusa’s employment is terminated by the Company without cause, and subject to his execution of a customary release, he will receive cash severance in an amount equal to 12 months of annual base salary, which will be paid out over a 12-month period following termination of his employment.

There is no arrangement or understanding between Mr. Ragusa and any other person pursuant to which Mr. Ragusa was selected as the Company’s Senior Vice President, Chief Accounting Officer, and there are no family relationships between Mr. Ragusa and any of the Company’s directors or executive officers. In addition, there have been no transactions involving Mr. Ragusa that would be required to be disclosed by Item 404(a) of Regulation S-K.

Item 8.01	Other Events.

Effective March 17, 2023, the Board designated the Company’s Boulder, Colorado office located at 4600 Sleepytime Drive, Boulder, Colorado as the Company’s temporary principal office until the Company identifies a location for its new principal office.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 20, 2023

THE HAIN CELESTIAL GROUP, INC.

By:	/s/ Christopher J. Bellairs
Name:	Christopher J. Bellairs
Title:	Chief Financial Officer